Exhibit 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND

Minneapolis, MN (January 31, 2024)  -  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders. The quarterly dividend of $0.80 per share will be paid March 1, 2024 to shareholders of record on the close of business on February 14, 2024.  Future dividends will be subject to Board approval.

Winmark - the Resale Company®, is a nationally recognized franchising business focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At December 30, 2023, there were 1,319 franchises in operation and over 2,800 available territories.  An additional 71 franchises have been awarded but are not open.